Gladstone Commercial Names Terry Brubaker as Vice Chairman, George “Chip” Stelljes as
President; Elects George “Chip” Stelljes to Board of Directors

McLean, VA, July 10, 2007: Gladstone Commercial Corp. (NASDAQ: GOOD) (the “Company”) announced today that the Board of Directors has named Terry Brubaker as Vice Chairman of the Board. Mr. Brubaker will retain his positions as Chief Operating Officer and Secretary. Mr. Brubaker previously held the office of President of the Company, and has served as a director and as the President, Chief Operating Officer and Secretary of the Company since its inception in 2003.

The Board of Directors also elected Mr. George “Chip” Stelljes III as a director, and named Mr. Stelljes as President of the Company. In addition to his duties as President and a member of the Board of Directors, Mr. Stelljes will retain his position as Chief Investment Officer of the Company. Mr. Stelljes previously held the office of Executive Vice President of the Company, and has served as the Executive Vice President and Chief Investment Officer of the Company since its inception in 2003.

Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans. Additional information can be found at www.GladstoneCommercial.com.

For further information contact Investor Relations at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimates,” “estimated,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2007, and the Company’s Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 1, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.